                                                                    Exhibit 4.14


                                 LOAN AGREEMENT

                        NO. K.TEL.190/HK810/UTA-00/2003

                                 US$ 123,965,000


                                     between



                         PERUSAHAAN PERSEROAN (PERSERO)

                        PT. TELEKOMUNIKASI INDONESIA, TBK



                                   as Borrower



                                       and



                        THE EXPORT-IMPORT BANK OF KOREA


                                    as Lender



                              Dated August 27, 2003

                                TABLE OF CONTENTS

ARTICLE                                                            PAGE
-------                                                            ----
ARTICLE 1   DEFINITIONS AND INTERPRETATION ................          5
ARTICLE 2   THE FACILITY ..................................         10
ARTICLE 3   DISBURSEMENT ..................................         10
ARTICLE 4   INTEREST AND DEFAULT INTEREST .................         13
ARTICLE 5   FEES AND EXPENSES .............................         13
ARTICLE 6   REPAYMENT AND PREPAYMENT ......................         15
ARTICLE 7   PAYMENT AND CURRENCY ..........................         18
ARTICLE 8   CONDITIONS PRECEDENT ..........................         20
ARTICLE 9   REPRESENTATIONS AND WARRANTIES ................         22
ARTICLE 10  COVENANTS .....................................         26
ARTICLE 11  ILLEGALITY ....................................         30
ARTICLE 12  CURRENCY INDEMNITY ............................         30
ARTICLE 13  EVENTS OF DEFAULT .............................         31
ARTICLE 14  GOVERNING LAW AND JURISDICTION ................         35
ARTICLE 15  MISCELLANEOUS .................................         37


< ANNEXES >
ANNEX A     DISBURSEMENT SCHEDULE .........................         41
ANNEX B-1   DISBURSEMENT PROMISSORY NOTE ..................         42
ANNEX B-2   REPAYMENT PROMISSORY NOTE .....................         45
ANNEX C     REQUEST FOR DISBURSEMENT ......................         49

ANNEX D     CONTENT CERTIFICATE ...........................         51
ANNEX E     NOTICE OF DISBURSEMENT ........................         53
ANNEX F     CERTIFICATE OF AUTHORITY ......................         54
ANNEX G     OPINION OF COUNSEL TO BORROWER ................         55
ANNEX H     ACCEPTANCE LETTER OF PROCESS AGENT ............         58

                                 LOAN AGREEMENT

THIS LOAN AGREEMENT (the "AGREEMENT") dated as of August 27, 2003 is made and entered into by and between:

PERUSAHAAN PERSEROAN (PERSERO) PT. TELEKOMUNIKASI INDONESIA, TBK. (the "BORROWER"), a State-owned limited liability public company duly organized and existing under the laws of the Republic of Indonesia ("INDONESIA") with its registered head office at Jalan Japati No.1, Bandung 40133, Indonesia; and

THE EXPORT-IMPORT BANK OF KOREA (the "LENDER"), a financial institution duly organized and existing under the Export-Import Bank of Korea Act of the Republic of Korea ("KOREA") with its registered head office at 16-1, Yoido-dong, Youngdungpo-gu, Seoul, Korea.


                                   BACKGROUND

WHEREAS:

(A) the Borrower and Samsung Electronics Co., Ltd (the "SUPPLIER"), a corporation duly organized and existing under the laws of Korea with its registered head office at 18th IT Center, , Maeton-3 -dong, Paldal-gu, Suwon-si, Gyeonggi-do, Korea 442-742, as leader of the Samsung Consortium (as defined in the Contract), have entered into a contract dated 23 December, 2002 (the "CONTRACT") providing for the work to be undertaken by Supplier for Package 2 of the T-21 Program for (i) either the nationwide package of NSS procurement for TELKOM's Regional Divisions excluding DIVRE III, or (ii) the regional package of BSS procurement for DIVRE IV, V, VI and VII (the "PROJECT") as specified in the Contract.

(B) the Borrower, under the Contract, is required to pay to the Supplier the contract value for execution of the Project (the "CONTRACT VALUE") together with offshore cost outside Indonesia in the amount of One Hundred Twenty Three Million Nine Hundred Sixty Five Thousand and Five Hundred Ninety One U.S. Dollars (US$ 123,965,591) (the "FOREIGN COST") and onshore cost within Indonesia in the amount of Two Hundred Eighty Six Billion Five Hundred Thirty Seven Million Three Hundred Sixty Thousand Five Hundred Eighty Six Indonesian Rupiah (IDR 286,537,360,586) (the "LOCAL COST"),
and the Borrower is prepared to pay not less than fifteen percent (15%) of the Foreign Cost to the Supplier as cash payment prior to the Acceptance Date;

(C) the Borrower has requested the Lender to extend a loan to the Borrower to finance the Borrower's payment to the Supplier up to One Hundred Twenty Three Million Nine Hundred Sixty Five Thousand U.S. Dollars (US$ 123,965,000) which means (i) the aggregate amount of eighty five percent (85%) of the Foreign Cost thereof; and (ii) the Local Cost up to Eighteen Million Five Hundred Ninety Five Thousand U.S. Dollars (US$ 18,595,000) thereof; and

(D) based on the foregoing and subject to the terms and conditions of the Agreement, the Lender has agreed to extend to the Borrower and the Borrower has agreed to accept the loan as described herein.

NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the Borrower and the Lender agree as follows:


                    ARTICLE 1 DEFINITIONS AND INTERPRETATION

SECTION 1.1 DEFINITIONS

The following terms shall, unless the context otherwise requires, have the following meanings whenever used in the Agreement including the Recitals above and the Annexes hereto:

"AGREEMENT", "BORROWER", "CONTRACT", "CONTRACT VALUE", "INDONESIA", "KOREA", "LENDER", "PROJECT" AND "SUPPLIER" have the meanings assigned to them in the recitals above, respectively.

"ACCEPTANCE DATE" means the earlier of (i) the date of the Borrower's issuance of the final Integrated System Acceptance Test Certificate of the Project issued in accordance with the Contract; and (ii) the date falling thirty-six (36) months after the execution of the Agreement, or such a later date as may be agreed upon between the Lender and the

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Borrower.

"AVAILABILITY PERIOD" means the period commencing on the date of the execution of the Agreement and expiring on the earlier of (i) the date falling one (1) month after the Acceptance Date or such other date as may be agreed upon between the Lender and the Borrower, and (ii) the date on which the Facility is terminated, cancelled, or fully disbursed in accordance with the Agreement.

"BANKING DAY" means a day on which banks are open for business in New York, United States of America.

"COMMITMENT FEE" means the commitment fee payable by the Borrower to the Lender in accordance with Section 5.1.

"CONSTRUCTION PERIOD" means the period commencing on the date of the first Disbursement hereunder and ending on the earlier of (i) the Acceptance Date or
(ii) the last day of the Availability Period.

"CONTENT CERTIFICATE" means a content certificate issued by the Supplier and submitted by the Borrower in respect of each Disbursement hereunder setting out the value of the equipment, services or work supplied or performed by the Supplier for the Project in respect of which such Disbursement is requested and such certificate shall be substantially in the form and substance attached hereto as Annex D.

"DEFAULT INTEREST" means the default interest payable by the Borrower to the Lender in accordance with Section 4.2.

"DISBURSEMENT" means each disbursement of the Facility made in accordance with the provisions of the Agreement or the principal amount of such disbursement, as the context may require.

"DISBURSEMENT DATE" means March 30, June 30, September 30 and December 30 in each year before the Acceptance Date or such other date as may be agreed upon in writing between the Lender and the Borrower.

"DISBURSEMENT DOCUMENTS" means, with respect to each Disbursement, the copy of the commercial invoice, bill of lading, Content Certificate, and other documents, which the Supplier is required to submit to or receive from the Borrower in order to obtain payment of all or any portion of the Contract Value under the Contract.

"DISBURSEMENT SCHEDULE" means the schedule attached hereto as Annex A.

"ESCROW ACCOUNT" means an escrow account no. [to be determined] with the Bank [to be determined] with its registered office at [to be determined] under the name of the Borrower, provided that the account shall only be disbursed to the Supplier based on the Contract between the Borrower and the Supplier.

"EVENT OF DEFAULT" means any of the events specified in Section 13.1.

"EXPOSURE FEE" means the exposure fee payable by the Borrower to the Lender in accordance with Section 5.2.

"EXTERNAL INDEBTEDNESS" means any Indebtedness which is denominated and payable or optionally payable in a currency other than the official currency of Indonesia.

"FACILITY" means the loan facility to be made available in favor of the Borrower under the Agreement or, where the context so requires, the aggregate amount of such loan facility specified in Section 2.1.

"FOREIGN COST" means the expenditure (i) primarily for goods and services purchased outside Republic of Indonesia and incorporated into or used to develop or construct the Project, and (ii) up to the amount of One Hundred Twenty Three Million Nine Hundred Sixty Five Thousand and Five Hundred Ninety One U.S. Dollars (US$ 123,965,591).

"INDEBTEDNESS" means any obligation for the payment or repayment of money, whether present or future.

"INTEREST PAYMENT DATE" means (i) June 30 and December 30 in each year before the Acceptance Date; and (ii) each Repayment Date (including the first Repayment
Date).

"INTEREST PERIOD" means the period commencing on the date on which each Disbursement is made and ending on the date immediately preceding the next Interest

Payment Date; and thereafter the period commencing on an Interest Payment Date and ending on the date immediately preceding the next Interest Payment Date.

"INTEREST RATE" means the interest rate set forth in Section 4.1.

"INTERNATIONAL CAPITAL STANDARD" means international standards for capital adequacy, including those commonly understood as the Basel Accord and any similar report, accord, agreement or directive regarding capital adequacy.

"LOCAL COST" means the expenditure (i) for goods and services manufactured and/or originated in Republic of Indonesia and incorporated into or used to develop or construct the Project, and (ii) up to the amount of Two Hundred Eighty Six Billion Five Hundred Thirty Seven Million Three Hundred Sixty Thousand Five Hundred Eighty Six Indonesian Rupiah (IDR 286,537,360,586).

"LOAN" means the aggregate principal amount of Disbursements from time to time outstanding.

"MANAGEMENT FEE" means the management fee payable by the Borrower to the Lender in accordance with the provision of Section 5.3.

"NOTICE OF DISBURSEMENT" means a written notice of the Lender, substantially in the form of Annex E, to notify the Disbursement made to the Borrower pursuant to
Section 3.6 thereof.

"NOTES" means the notes to be issued by the Borrower in favor of the Lender pursuant to Section 6.2.

"PERSON" means any individual, corporation, partnership, association, limited liability company, joint stock company, trust, unincorporated organization, government, any agency or political subdivision thereof (in each case whether or not having a separate, legal personality or any two or more of the foregoing).

"REPAYMENT DATE" means each of ten (10) consecutive dates occurring semi-annually on June 30 and December 30 in each year from and including the date which shall be six (6) months following the Acceptance Date.

"REQUEST FOR DISBURSEMENT" means a written request of the Borrower, in the form of Annex C, to disburse the Facility.

"TAX" means all taxes of every kind, charges (including stamp charges) and withholdings, levies, imposts, duties, fees, and deductions, which are at the date of execution of the Agreement or thereafter imposed, levied, collected, withheld or assessed by any government, subdivision or other taxing jurisdiction or authority (other than taxing jurisdiction or authority of or in Korea), together with all interest, additions to tax, penalties and similar add-ons payable with respect thereto.

"U.S. DOLLARS" or "US$" means the lawful currency of the United States of America.


SECTION 1.2 INTERPRETATION

(a)   In this Agreement:

(i) The table of contents and the headings of Articles and Sections are inserted for purposes of convenience and reference only and shall have no effect on the interpretation of any provision of the Agreement.

(ii) References to an Article, Section or Annex will be construed as references to an Article, Section or Annex of the Agreement.

(iii) References to agreements, contracts or documents are to such agreements, contracts or documents as the same may be amended, varied, novated or supplemented from time to time.

(iv) Words indicating the singular will include the plural and vice versa where the context requires.

(v) Reference to a number of days shall refer to a calendar day unless Banking Day is otherwise specified.


(b)   The Annexes to the Agreement shall form an integral part hereof.

                             ARTICLE 2 THE FACILITY

SECTION 2.1 AMOUNT

The Lender hereby establishes the Facility for the Project, upon and subject to the terms and conditions set forth in the Agreement, in favour of the Borrower in the aggregate amount not to exceed One Hundred Twenty Three Million Nine Hundred Sixty Five Thousand U.S. Dollars (US$ 123,965,000) (the "FACILITY") to enable the Borrower to make payments for the following:

(i) Up to Eighty Five percent (85%) of the Foreign Cost which shall be One Hundred Five Million Three Hundred Seventy Thousand U.S. Dollars (US$ 105,370,000); and

(ii) the Local Cost up to the amount of Eighteen Million Five Hundred Ninety Five Thousand U.S. Dollars (US$ 18,595,000).


SECTION 2.2 PURPOSE

The Borrower agrees and shall ensure that the entire proceeds of the Facility shall be used exclusively for the purposes referred to in Section 2.1 provided, however that the Lender is not obliged to monitor or verify the application of the proceeds of the Facility.


                             ARTICLE 3 DISBURSEMENT

SECTION 3.1 DISBURSEMENT PROCEDURES

Upon satisfaction of all the conditions precedent set forth in Section 8.1 and
Section 8.2, the Facility shall be disbursed by the Lender in accordance with the disbursement procedures set forth in this Article 3.

SECTION 3.2 DIRECT PAYMENT PROCEDURE

(a) The Borrower shall from time to time ten (10) Banking Days before the Disbursement Date request the Lender in writing by sending the Request for Disbursement to make Disbursements for the due amount under the Contract directly to the Escrow Account with a commercial bank on the Disbursement Date in accordance with the provisions set out in the Disbursement Schedule attached hereto as Annex A.

(b) Each Request for Disbursement under this procedure shall be signed by an authorized representative of the Borrower and shall be accompanied by the Disbursement Documents related thereto.

(c) Within ten (10) Banking Days after the receipt by the Lender of the Request for Disbursement and the Disbursement Documents in form and substance satisfactory to the Lender and in conformity with the requirements of this Agreement, the Lender shall pay the requested amount directly to the Escrow Account, which payment shall constitute a Disbursement hereunder as of the Disbursement Date and in the amount of such payment.


SECTION 3.3 RELIANCE ON REQUEST FOR DISBURSEMENT AND DISBURSEMENT DOCUMENTS

(a) The Lender shall reasonably and promptly determine the adequacy of the Request for Disbursement, Disbursement Documents and any other evidence and information provided under Section 3.2 and shall not be responsible for any delay in the making available of any Disbursement arising out of any reasonable request it may make for additional documentation, evidence or information.

(b) The Lender shall be entitled (but not obliged) to rely and act upon any documentation, evidence or information related to the Request for Disbursement or the Disbursement Documents, which appears on its face to have been duly completed notwithstanding that such documentation, evidence or information proves to be not genuine, not properly signed or otherwise incorrect in any respect.

(c) Without limiting paragraphs (a) and (b) above, the obligations of the Borrower under this Agreement will not be affected by:

(i) any unenforceability, illegality or invalidity of any obligation of any person under the Contract or any Disbursement Document and any other documentation, evidence and information;

(ii) the breach, frustration or non-fulfillment of any provision of, or claim arising out of or in connection with the Contract or any Disbursement Document and any other documentation, evidence and information; or

(iii) the fact that the amount payable to the Supplier under the Contract is not or was not due or payable to the Supplier.


SECTION 3.4 BINDING EFFECT

Each Disbursement of the Loan under Section 3.2 as from the date of such Disbursement shall constitute a legal, valid and binding obligation upon the Borrower, repayable in accordance with the terms of this Agreement.


SECTION 3.5 AVAILABILITY

Except as the Lender shall otherwise agree in writing, no Disbursement shall be made by the Lender after the expiration of the Availability Period.


SECTION 3.6 NOTICE OF DISBURSEMENT

Upon each Disbursement made hereunder, the Lender shall notify the Borrower of the date and amount of such Disbursement by sending the Notice of Disbursement to the Borrower. Such notice shall, in the absence of manifest error, be conclusive evidence as to the date and amount of the Disbursement concerned.

                     ARTICLE 4 INTEREST AND DEFAULT INTEREST

SECTION 4.1 INTEREST

The Borrower shall pay to the Lender interest on the outstanding and unpaid principal amount of the Loan at the rate of three point zero five percent (3.05%) per annum (the "INTEREST RATE"). Such interest shall be paid in arrears on each Interest Payment Date for each related Interest Period.


SECTION 4.2 DEFAULT INTEREST

If the Borrower fails to pay any amount, including, but not limited to, principal, interest, Commitment Fee, Exposure Fee and Management Fee, payable under the Agreement when due (whether at stated maturity, by acceleration or otherwise), the Borrower shall pay, whether after or before judgement to the Lender default interest (the "DEFAULT INTEREST") on such overdue amount, to the extent permitted by applicable law, at the rate equal to one percent (1%) per annum above the Interest Rate for each day during the period from and including the due date thereof to, but excluding, the date of actual payment thereof, during which period interest provided in Section 4.1 shall not accrue on any such overdue principal.


SECTION 4.3 COMPUTATION

Interest and Default Interest shall be computed on the basis of the actual number of days elapsed and a year of 360 days.


                           ARTICLE 5 FEES AND EXPENSES

SECTION 5.1 COMMITMENT FEE

(a) The Borrower shall pay to the Lender a commitment fee (the "COMMITMENT FEE"), payable in arrears on each Interest Payment Date, on the daily uncancelled and undisbursed portion of the Facility at the rate of zero point three percent (0.3%) per annum.

(b) Such Commitment Fee shall commence to accrue from and including the earlier of (i) the date on which first Disbursement is made, and (ii) the date falling sixty (60) days after the execution of the Agreement to and including the last day of the Availability Period and shall be computed on the basis of actual number of days elapsed and a year of 360 days.

(c) The Commitment Fee having been paid shall not be refunded for any reason whatsoever.


SECTION 5.2 EXPOSURE FEE

(a) The Borrower shall pay to the Lender the Exposure Fee in arrears on each Interest Payment Date together with interest, in the amount equal to two point three two nine one percent (2.3291%) per annum of the Loan outstanding.

(b) Such Exposure Fee shall commence to accrue from and including the date of the Disbursement and shall be computed on the basis of actual number of days elapsed and a year of 360 days.

(b) The Exposure Fee having been paid shall not be refunded for any reason whatsoever


SECTION 5.3 MANAGEMENT FEE

(a) The Borrower shall pay to the Lender a management fee (the "MANAGEMENT FEE") in the amount equal to zero point three percent (0.3%) of the aggregate amount of the Facility specified in Section 2.1 above within thirty (30) days after the execution of the Agreement and, at the latest, on or prior to the date of the initial Disbursement hereunder.

(b) The Management Fee having been paid shall not be refunded for any reason

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whatsoever.


SECTION 5.4 EXPENSES

(a) The Borrower shall, whether any Disbursement is made or not, reimburse the Lender on demand for all costs, charges and expenses, including, but not limited to, legal fees and expenses of counsel and all of out of pocket expenses such as translation, accommodation and travel expenses, incurred by the Lender in connection with the preparation, negotiation, execution or amendment of the Agreement, provided, however, that the total costs and expenses reimbursed by the Borrower under this paragraph (a) shall not exceed Fifty Thousand U.S. Dollars (US$50,000).

(b) The Borrower shall reimburse the Lender on demand for all costs, charges and expenses, including, but not limited to, legal fees and expenses of counsel and all of out of pocket expenses such as translation, accommodation and travel expenses, incurred by the Lender in (i) demanding, suing for or seeking to recover any sums due under the Agreement or (ii) enforcing, preserving or perfecting any right of the Lender under the Agreement from and after the occurrence of an Event of Default.

(c) The Lender shall provide the Borrower with a reasonably detailed statement of costs, charges and expenses to be reimbursed by the Borrower. Such statement shall, in the absence of manifest error, be conclusive evidence as to the amount to be reimbursed to the Lender.


                       ARTICLE 6 REPAYMENT AND PREPAYMENT

SECTION 6.1 REPAYMENT

The Borrower shall repay the Loan to the Lender in ten (10) equal, consecutive and semiannual installments on each Repayment Date, provided, however, that the last installment shall be in the amount necessary to repay the Loan in full then outstanding.

SECTION 6.2 NOTES

(a) In order to evidence its obligations to repay the Loan and to pay interest thereon and Exposure Fee, the Borrower shall, prior to the initial Disbursement, issue and deliver to the Lender a Note with the amount of the initial Disbursement in the form of Annex B-1 attached hereto (the "DISBURSEMENT NOTE").

(b) During the Availability Period, prior to each Disbursement other than the initial Disbursement, the Borrower shall issue and deliver to the Lender a new Disbursement Note substantially in the form of Annex B-1 in exchange for the Note currently held by the Lender. The new Disbursement Note shall cover the aggregate amount of the Loan up to then disbursed and outstanding.

(c) In order to evidence its obligations to repay the Loan and to pay interest thereon and Exposure Fee, the Borrower shall, within ten (10) days after the Acceptance Date, issue and deliver to the Lender a Note substantially in the form of Annex B-2 (the "REPAYMENT NOTE") and the Repayment Note shall incorporate the repayment schedule (the "REPAYMENT SCHEDULE") of the Loan finally outstanding. The value of the Repayment Note will be amortized in line with Repayment Schedule.

(d) Upon issuance and delivery of each new Note pursuant to Section 6.2 (b) and
(c) or upon the full payment of all sums payable on the Repayment Note, the Lender shall cancel the Note and return the previous Note to the Borrower. The returned Note shall be marked as cancelled or fully paid, as the case may be.


SECTION 6.3 VOLUNTARY PREPAYMENT

(a) Upon giving not less than thirty (30) days' prior written notice to the Lender, the Borrower may voluntarily prepay, all or any portion of the Loan together with all interest accrued to the date of prepayment on the amount prepaid and with all other amounts then payable under the Agreement.

(b) The amount of any partial prepayment shall be equal to the amount of an installment for repayment of the Loan or an integral multiple thereof or all of the Loan then outstanding. Such prepayment shall be applied to installments of the Loan in the inverse order of maturity. The Borrower shall not be entitled to reborrow under the Agreement any amounts so prepaid.

(c) The Borrower shall, simultaneously with any prepayment made under this
Section 6.3, pay a prepayment premium of one half of one percent (0.5%) of the amount of principal to be prepaid.

(d) The notice of voluntary prepayment shall specify the amount to be prepaid and the date of prepayment (which shall be a Banking Day). Such notice shall be effective only if received by the Lender and once it is received by the Lender it shall be irrevocable. In addition, once the date for any voluntary prepayment has been notified such date shall be deemed as the due date for the principal and the interest thereon to be paid and should the Borrower fail to pay any such principal and/or interest on such date, the Borrower shall be in default pursuant to Article 13 of this Agreement.


SECTION 6.4 MANDATORY PREPAYMENT

(a) If, for any reason before the Acceptance Date, (i) the Contract is terminated or cancelled or (ii) the Lender reasonably determines that the Project shall not be completed in accordance with the Contract, then (i) the Facility which has not yet been disbursed as of such termination, cancellation or determination shall automatically and immediately terminate and (ii) the Borrower shall, without any premium or penalty, prepay within thirty (30) Banking Days after the Lender's written request of payment all of the Loan outstanding together with accrued interest thereon, unless the Lender shall otherwise agree in writing.

(b) The Borrower shall prepay an amount equal to any refund or other return by the Supplier of amounts paid by the Borrower to the Supplier under the Contract from the Facility within thirty (30) Banking Days after the date on which the Borrower receives such refund or other return.

(c) Once the date for any mandatory prepayment under this Section 6.4 has been fixed, such date shall be deemed as the due date for the amount to be prepaid and should the Borrower fail to pay any such amount on such date, the Borrower shall be in default pursuant to Article 13 of this Agreement.


                         ARTICLE 7 PAYMENT AND CURRENCY

SECTION 7.1 PLACE OF PAYMENT

All payments to be made by the Borrower under the Agreement shall be made in U.S. Dollars in immediately available funds to the account of the Lender with Deutsche Bank Trust Company Americas, Church Street Station, New York, N.Y. 10015, U.S.A. (Account No. 04-029-695), or to such other account as the Lender may from time to time designate to the Borrower in writing not less than ten
(10) days prior to the relevant due date for any payment hereunder.


SECTION 7.2 BANKING DAY

If any payment to be made by the Borrower under the Agreement falls due on a day which is not a Banking Day, such payment shall be made on the immediately following Banking Day and interest thereon, if any, shall be adjusted accordingly.


SECTION 7.3 PAYMENTS TO BE FREE AND CLEAR

Any and all sums payable by the Borrower under the Agreement shall be paid in full, without set-off or counterclaim or any restriction or condition, and free and clear of any Tax, levy, impost, charges or other deduction or withholding of any nature.


SECTION 7.4 GROSSING-UP OF PAYMENTS

If the Borrower or any other Person is required by any law or regulation to make any deduction or withholding (on account of Tax or otherwise) from any payment made or to be made to the Lender under the Agreement, the Borrower shall:

(i) pay together with such payment, such additional amount as will ensure that the Lender receives the full amount which it would have received if no such deduction or withholding had been made or required to be made;

(ii) pay the full amount deducted to the relevant authority in accordance with applicable law; and

(iii) promptly furnish to the Lender a copy of a receipt evidencing payment thereof


SECTION 7.5 BANKING CHARGES, ETC.

The Borrower shall pay or cause to be paid all banking charges or fees, if any, incurred in connection with (i) the Disbursements hereunder and (ii) the payment, repayment or prepayment of principal, Interest, Commitment Fee, Exposure Fee, Management Fee or any other amount due to the Lender under the Agreement.


SECTION 7.6 APPLICATION OF INSUFFICIENT PAYMENTS

If the amount of any payment made under the Agreement by the Borrower to the Lender is less than the total amount due and payable in respect of such payment, the insufficient amount so received by the Lender shall be applied toward and in the order of:

(i)   unpaid costs and expenses then due and payable;

(ii)  Default Interest accrued in accordance with Section 4.2;

(iii) accrued interest due and payable in accordance with Section 4.1;

(iv)  principal of the Loan then due and payable in the order of maturity; and

(v)   any amount due and not otherwise provided for in this Section 7.6,

provided, however, that, where the Lender determines in its sole discretion it is necessary to change the above application order for its efficient Loan management purpose, the Lender may apply the insufficient amount so received toward the items of (i) to (v) above in the order as the Lender considers appropriate.


SECTION 7.7 LOAN ACCOUNTS

The Lender may, in accordance with its usual practice, maintain a set of accounts recording the amount of each Disbursement, the aggregate amount of the Loan outstanding, the repayments of the Loan, the computation and payment of interest and Default Interest and the payment of other amounts due hereunder. In any legal action or any other similar proceeding in respect of the Agreement, the entries made by the Lender in such accounts shall, in the absence of manifest error, be conclusive evidence of the existence and amounts of the obligations of the Borrower therein recorded. Notwithstanding the provision hereinabove, the failure of the Lender to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loan in accordance with the terms of the Agreement.


SECTION 7.8 DOLLAR TRANSACTION

The payment of all amounts due hereunder in U.S. Dollars is of essence of the Agreement, and the obligation of the Borrower under the Agreement to make payment in U.S. Dollars shall not be discharged by any amount paid in another currency, whether pursuant to a judgement or otherwise, to the extent that the amount so paid on prompt conversion to U.S. Dollars under normal banking procedures does not yield the amount of U.S. Dollars due hereunder.


                         ARTICLE 8 CONDITIONS PRECEDENT

SECTION 8.1 CONDITIONS TO INITIAL DISBURSEMENT

As conditions precedent to the initial Disbursement hereunder (i) All of the Commitment Fee and Management Fee and any other amount which are due as of the date of the initial Disbursement shall have been paid in full and (ii) the following documents, instruments and evidence shall have been received by the Lender, in form and substance satisfactory to the Lender:

(a) Contract. A certified executed copy of the Contract and any amendment thereof, if any, and, if necessary, evidence that the Contract is in full force and effect;

(b) Articles of Incorporation. A certified copy of the articles of incorporation of the Borrower;

(c) Board Resolutions of the Borrower. Certified copies of the resolutions of the board of directors of the Borrower resolved in accordance with the articles of incorporation of the Borrower and in conformity with applicable legislation and/or regulation authorizing and approving the Borrower to enter into the Agreement and to issue the Note;

(d) Certificate of Authority. Certificate of authority, substantially in the form of Annex F, of each person (i) who has signed the Agreement and the Note for and on behalf of the Borrower, and (ii) who will sign Requests for Disbursement, statements and other documents required under the Agreement, together with the authenticated specimen signatures of each such person;

(e) Note. The promissory note for the Loan issued by the Borrower;

(f) Legal Opinions. An opinion of legal counsel to the Borrower substantially in the form of Annex G; and

(g) Acceptance Letters of Process Agents. The acceptance letters from the process agents specified in Section 14.3 substantially in form and substance of Annex H.

(h) Escrow Account. Document issued by the escrow account bank, certifying the establishment of the Escrow Account without any restriction.


SECTION 8.2 CONDITIONS TO EACH DISBURSEMENT

As conditions precedent to each Disbursement including the initial Disbursement, each of the following conditions shall be satisfied as of the date of each
Disbursement:

(a) No Default. Neither an Event of Default nor an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default shall exist as of the date of each Disbursement;

(b) Continuing Representations. All the representations and warranties made by the Borrower in or in connection with the Agreement shall remain true and accurate in all material respects on and as of the date of each Disbursement; and

(c) Continued Effect. All of the documents, instruments, evidence, Contracts, authorizations and actions referred to in Section 8.1 above are in full force and effect as of the date of each Disbursement or, if any change has occurred, the Lender has received supplementary evidence and signature with respect thereto in form and substance satisfactory to the Lender.


                    ARTICLE 9 REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:


SECTION 9.1 STATUS OF BORROWER

The Borrower (i) is a limited liability company duly incorporated and validly existing under the laws of Indonesia, (ii) is a legal entity capable of being sued in its own name, and (iii) has the full power and authority to own its property, to conduct its business as currently being conducted and to enter into and to consummate the transactions contemplated in the Agreement.


SECTION 9.2 AUTHORIZATION OF BORROWING

The Borrower has taken all necessary action and procedures to authorize the execution and delivery of the Agreement, the Note and all other documents hereunder, and to authorize the performance of its obligations under the Agreement and the Note.

SECTION 9.3 ENFORCEABILITY AND PROPER LEGAL FORM

The Agreement has been duly executed and delivered by the Borrower and constitutes, and the Note when it is duly executed and delivered by the Borrower will constitute, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms. The Agreement and the Note are in proper legal form under the laws of Indonesia for enforcement in the courts of Indonesia.


SECTION 9.4 NO CONTRAVENTION

The execution, delivery and performance of the Agreement and all instruments or agreements required herein will not (i) violate or contravene any law, by-law, regulation or any other constitutive document which is applicable to the Borrower, (ii) constitute a default or an event that would constitute a default under any agreement or instrument to which the Borrower is a party, and (iii) violate or contravene any judgment, injunction, order or decree binding upon the Borrower or any of its property.


SECTION 9.5 RANKING OF LOAN

The Borrower's obligations under the Agreement and the Note rank and will rank at least pari passu in priority of payment and in all other respects with all other Indebtedness of the Borrower.


SECTION 9.6 GOVERNMENT APPROVALS

All governmental authorizations, registrations, approvals and other acts (i) necessary to authorize the Borrower's execution, delivery and performance of the Agreement or any agreement and instrument required herein or (ii) required for the legality, validity and enforceability of the Agreement or any agreement and instrument required herein have been duly obtained or performed and are valid and subsisting in full force and effect.

SECTION 9.7 COMMERCIAL ACTS

The Borrower is subject to civil and commercial law with respect to its obligations under the Agreement and the Borrower's execution and delivery of the Agreement as well as the Borrower's performance of its obligations hereunder constitutes private and commercial acts rather than governmental or public acts.


SECTION 9.8 NO LEGAL PROCEEDINGS

There are no legal or administrative actions, claims or other proceedings pending or threatened before any court or governmental agency which would materially and adversely affect:

(i)   the financial condition or business of the Borrower;
(ii)  the Borrower's ability to perform its obligation under the Agreement; or
(iii) the legality, validity or binding effect of any provisions of the Agreement.


SECTION 9.9 FINANCIAL STATEMENTS

The Borrower's audited financial statements most recently delivered to the
Lender:

(i) have been prepared in accordance with accounting principles and practices generally accepted in Indonesia and consistently applied; and

(ii) accurately represent its financial condition as at the date to which they were drawn up, and there has been no material adverse change in the financial condition of the Borrower since the date to which those financial statements were drawn up.


SECTION 9.10 INFORMATION

All information provided by the Borrower to the Lender before the date of the
Agreement:

(i)   were true in all material respects as of the date thereof;

(ii) did not omit any information which, if disclosed, might materially and adversely affect the decision of a Person considering whether to enter into the Agreement; and

(iii) as at the date of the Agreement, nothing has occurred since such information was provided to the Lender which renders the information contained in it untrue or misleading in any material respect and which, if disclosed, might materially and adversely affect the decision of a person considering whether to enter into the Agreement.


SECTION 9.11 NO DEFAULT

No event has occurred and is continuing which constitutes or which, with the giving of notice or the lapse of time or both, would constitute an Event of Default or a default under any agreement to which the Borrower is a party or by which it may be bound.


SECTION 9.12 EFFECTIVENESS OF THE CONTRACT

The Contract has been duly executed and delivered by the Borrower and constitutes a valid and binding obligation of the Borrower enforceable in accordance with its terms, and all corporate and governmental authorization, procedures and consents necessary for the execution, delivery, performance and observance of the Contract have been duly effected, completed and obtained.


SECTION 9.13 NEGATIVE PLEDGE

(a) The Borrower shall not, in favour of any of the lenders of Financing Package I (as defined in the Contract), and without prior consent of the Lender i) create or permit to exist any mortgage, pledge, lien, charge, assignment, hypothecation or other security interest having a similar effect (the "SECURITY INTEREST") on any of its assets or ii) provide guarantee or indemnity.

(b) Where the Borrower, in favour of any of the lenders of Financing Package 1 (as defined in the Contract), creates or permits to exist any Security Interest (as defined in Section 9.13 hereof) on any of its assets or ii) provides guarantee or indemnity, the Borrower shall simultaneously create or permit to exist such Security Interest or provide such guarantee or indemnity in favour of the Lender.


SECTION 9.14 CONTINUING REPRESENTATIONS AND WARRANTIES

The representations and warranties of the Borrower made in the Agreement shall be continuing representations and warranties, shall survive the execution of the Agreement and shall be deemed to be repeated by the Borrower on the date of each Request for Disbursement by reference to the facts then existing.


                              ARTICLE 10 COVENANTS

The Borrower covenants and agrees that, until any portion of the Facility remains undisbursed and/or all amounts owing under the Agreement and the Note have been paid in full, it shall observe and perform the following obligations:


SECTION 10.1 UNDERTAKING OF BORROWER

The Borrower shall perform all of its obligations under the Agreement and the
Note independently of any claims which it may now or hereafter have against the Supplier or any other person in connection with the performance of the Contract. The Borrower hereby agrees to forego the utilization of such claims as the basis of any counterclaim against, or deduction or set-off from, the payment of the indebtedness of the Borrower under the Agreement.

SECTION 10.2 MAINTENANCE OF GOVERNMENT APPROVALS

The Borrower shall maintain and renew any such authorizations, approvals, consents, licenses, exemptions and registrations required under any applicable law or regulations to enable it to perform its obligations under or for the validity or enforceability of the Agreement and the Note.


SECTION 10.3 REPRESENTATIONS AND WARRANTIES

The Borrower shall ensure that the representations and warranties contained in the Agreement remain true and accurate by reference to the facts and circumstances from time to time existing.


SECTION 10.4 NOTICE OF DEFAULT

The Borrower shall promptly give written notice to the Lender of each event that constitutes or that, with the giving of notice or the lapse of time or both, would constitute an Event of Default and each other event that has or might have a materially adverse effect on the Borrower's ability to perform its obligations under the Agreement.


SECTION 10.5 PROJECT IMPLEMENTATION AND MODIFICATIONS OF CONTRACT

(a) The Borrower shall implement, complete and operate the Project with due diligence and efficiency without any unnecessary delay, and in conformity with sound administrative, engineering and financial practices, and the Borrower shall not, without the prior written consent of the Lender, make any substantial alteration to the scope or nature of the Project.

(b) Prior to making (i) any material modification, alteration, amendment or cancellation of the Contract or (ii) any assignment of the Borrower's rights or obligations under the Contract, the Borrower shall obtain or cause the Supplier to obtain the written consent of the Lender, whose consent shall not be unreasonably withheld. The Borrower shall, promptly after such modification or assignment, deliver or cause to be delivered to the Lender a true and complete copy of all documents related thereto.

SECTION 10.6 COMPLIANCE CERTIFICATES

The Borrower shall supply to the Lender promptly at any time, if the Lender so requests, a certificate signed by two of its senior officers on its behalf certifying that no Event of Default or an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default is outstanding or, if such Event of Default or, as the case may be, such an event is outstanding, specifying the Event of Default or, as the case may be, the relevant event and the steps, if any, being taken to remedy it.


SECTION 10.7 DISPOSALS

The Borrower will not sell, transfer, lend or otherwise dispose of or cease to exercise direct control over any part of its present or future undertaking, core operating assets, rights or revenues which, either alone or when aggregated with all disposals falling to be taken into account pursuant to this Section 10.7., exceeds in any financial year the lower of (a) 5% of the Borrower's net fixed assets (as reported in its Annual Report), or (b) One Hundred Million U.S. Dollars (US $100,000,000) (or the equivalent thereof in any other currency).


SECTION 10.8 CHANGE OF BUSINESS

The Borrower shall ensure that, without prior written consent of the Lender, no substantial change is made to the general nature or scope of the business of the Borrower from that carried on at the date of the Agreement.


SECTION 10.9 MERGERS AND ACQUISITIONS

The Borrower will not merge or consolidate with any other company or person unless, after any such merger or consolidation:

(a) the Borrower is the surviving entity;

(b) the nature of the Borrower's business is not fundamentally different from that which it carries on as at the date hereof; and

(c) such merger or acquisition would not have a material adverse affect on the ability of the Borrower to perform its obligations under the Agreement.


SECTION 10.10 DOCUMENTS AND INFORMATION

(a) The Borrower shall furnish the Lender with copies of the annual reports and audited financial statements of the Borrower promptly after they are prepared, and in any event not later than one hundred and eighty (180) days after the close of each of the Borrower's financial years. Such financial statements shall be prepared in accordance with generally accepted accounting principles of Indonesia.

(b) The Borrower shall supply to the Lender as soon as the same are available and in any event within one hundred and twenty (120) days after the end of the first half-year of each of its financial years the unaudited financial statements of the Borrower for that half-year.

(c) The Borrower shall supply to the Lender:

(i) promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which might, if adversely determined, have a material adverse effect; and

(ii) promptly upon reasonable request of the Lender, information regarding or in relation to:

     (1)  its current financial condition and operations;

     (2) the implementation of the Project including, but without limitation, the half-yearly progress report and completion report.


SECTION 10.11 CONSULTATION AND VISIT

(a) The Borrower shall, from time to time, at the request of the Lender, consult with the Lender with respect to the implementation and administration of the Agreement.

(b) The Borrower shall afford all reasonable opportunity for representatives of the

Lender to visit any part of its premises (and/or territory as the case may be) for purposes related to the Agreement.


SECTION 10.12 ENVIRONMENTAL CONSIDERATION

The Borrower shall pay due attention to the protection and conservation of the environment and ecology, including, but not limited to, giving due consideration to such issues as air pollution, industrial waste treatment and ecological changes to the environment in connection with the use of the proceeds of the Loan, and ensure that it is in compliance with all statutes, laws or regulations that govern the environment.


                              ARTICLE 11 ILLEGALITY

If it is or becomes unlawful in any jurisdiction for the Lender to give effect to any of its obligations as contemplated by the Agreement or to fund or maintain the Facility and/or the Loan, then:

(a) the Lender may notify the Borrower accordingly; and

(b) (i) the Borrower shall forthwith prepay the Loan; and
    (ii) the Facility shall forthwith be cancelled.


                          ARTICLE 12 CURRENCY INDEMNITY

SECTION 12.1 CURRENCY INDEMNITY

(a) If the Lender receives an amount in respect of the Borrower's liability under the Agreement in a currency other than U.S. Dollars or if that liability is converted into a claim, proof, judgment or order in a currency other than U.S. Dollars:

(i) the Borrower shall indemnify the Lender as an independent obligation against any loss or liability arising as a result of the conversion;

(ii) if the amount received by the Lender, when converted into U.S. Dollars at a market rate in the usual course of its business is less than the amount owed in U.S. Dollars, the Borrower shall forthwith on demand pay to the Lender an amount in U.S. Dollars equal to the deficit; and

(iii) the Borrower shall forthwith on demand pay to the Lender any exchange costs and taxes payable in connection with any such conversion.

(b) The Borrower waives any right it may have in any jurisdiction to pay any amount under the Agreement in a currency other than that in which it is expressed to be payable.


SECTION 12.2 OTHER INDEMNITIES

The Borrower shall forthwith indemnify the Lender against any loss or liability which the Lender incurs as a consequence of:

(i) the occurrence of any Event of Default or any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default; and/or

(ii) the Loan or part of the Loan not being prepaid in accordance with a notice of prepayment or a Disbursement not being made after the Borrower has delivered a Request for Disbursement.

The Borrower's liability in each case includes any loss of interest or other loss or expense on account of funds borrowed, contracted for or utilized to fund any amount payable under the Agreement, any amount repaid or prepaid or any Disbursement.


                          ARTICLE 13 EVENTS OF DEFAULT

SECTION 13.1 EVENTS OF DEFAULT

Each of the following events or occurrences shall constitute an Event of Default under the Agreement:

(a) The Borrower fails to pay any amount of principal, interest, or any other amount payable under the Agreement or the Note on the date when such amount is due in accordance with the provisions of the Agreement or the Note, and such failure to pay shall continue for a period of fifteen (15) days. Default Interest in accordance with Section 4.2 shall accrue during such fifteen (15) day period.

(b) The Borrower repudiates the Agreement or the Note or does or causes to be done any act or thing evidencing an intention to repudiate the Agreement or the Note.

(c) The Borrower fails to perform or observe any of the terms, conditions, covenants or provisions set forth in the Agreement, exclusive of any events specified as Events of Default in this Section, and such failure remains unremedied for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Lender.

(d) Any representation or warranty made or deemed to be made (i) by the Borrower in the Agreement or contained in any certificate, statement or notice provided by or on behalf of the Borrower under or in connection with the Agreement proves to have been incorrect or misleading in any material respect and, if capable of being cured, shall not have been corrected to the satisfaction of the Lender within thirty (30) days after receipt by the Borrower of a written notice from the Lender requiring to cure such incorrectness.

(e) The Borrower (i) generally stops payment of its debt when due or generally enters into a moratorium or (ii) the Borrower commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its Indebtedness.

(f) The Borrower fails to discharge when due any of its (i) payment obligation to the Lender under any other agreement in any amount or (ii) External Indebtedness, including, without limitation, the Borrower's debts to third parties payable under any other agreement in an amount greater than One Million U.S. Dollars (US$1,000,000) (or the equivalent thereof in another currency), or any such amount has, prior to the scheduled maturity thereof, become due and payable as a result of a default thereunder.

(g) Indonesia or any other authority having jurisdiction shall have taken any action for the dissolution of the Borrower or for the suspension of itsr operation, or the Borrower, for any other reason, ceases to carry on its business it carries on at the date hereof.

(h) The Borrower voluntarily or involuntarily merges or consolidates with any other entity, which may reasonably be considered by the Lender to materially and adversely affect the ability of the Borrower to perform all or any of its obligations under the Agreement or the Note.

(i) The Borrower becomes insolvent or commits or permits any act of bankruptcy, reorganization, liquidation, dissolution or winding-up or any corporate action or other procedures are taken against the Borrower for the appointment of a receiver, administrator, trustee or similar officer of it or of any and all of its revenues and assets.

(j) A writ of attachment or execution or similar process is issued against a substantial part of the assets of the Borrower which remains undismissed, unbonded or undischarged for a period of thirty (30) days.

(k) Any governmental authorization necessary for the performance of any obligations of the Borrower under the Agreement, the Note fails to remain valid and subsisting in full force and effect during the term of the Agreement.

(l) The Borrower replaces, without prior written consent of the Lender, the Supplier or the Contract is terminated or cancelled or ceases to be valid for any reason before the Acceptance Date.

(m) It is or becomes unlawful for the Borrower to perform any of its obligations under the Agreement or the Note.

(n) Any other event occurs or any other circumstance arises which, in the reasonable judgment of the Lender, is likely materially and adversely to (i) affect the ability of the Borrower to perform all or any of its obligation under the Agreement or the Note or (ii) prevent or interfere with the successful implementation, completion or operation of the Project.

SECTION 13.2 CONSEQUENCES OF DEFAULT

(a) If any Event of Default or any event or circumstance which would, with giving of notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default ("POTENTIAL EVENT OF DEFAULT") occurs, the Borrower shall immediately notify it to the Lender specifying the nature of such Event of Default or Potential Event of Default and any steps the Borrower is taking to remedy it.

(b) If any Event of Default or Potential Event of Default shall occur and be continuing, the Lender may at its option and by written notice to the Borrower:

     (i) suspend further Disbursement regardless whether a Request for Disbursement is received by the Lender or not, until such Event of Default or Potential Event of Default is cured;

     (ii)  cancel the undisbursed portion of the Facility; and/or

     (iii) declare the Loan, together with all accrued interest and any other amounts payable under the Agreement, to be forthwith due and payable;

whereupon the same shall be superseded, cancelled and/or immediately become due and payable without further notice or formality.

(c) Upon the occurrence and during the continuance of any Event of Default or Potential Event of Default, the Lender is hereby authorized, to the fullest extent permitted by law, to set off and apply any and all deposits at any time held and other obligations at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower existing under the Agreement, irrespective of whether the Lender shall have made any demand under the Agreement, and without presentment, protest or notice of any other kind to the Borrower, all of which are expressly waived, although such obligations may not have been matured.

(d) Provided, however, and subject to Section 15.2 of the Agreement, that if, at any time after an Event of Default or Potential Event of Default has occurred and before the Lender has made such a declaration, such Event of Default or Potential Event of Default has been waived by the Lender in writing or remedied to the satisfaction of the Lender, such Event of Default or Potential Event of Default will no longer be an Event of Default or Potential Event of Default and will be deemed to have never occurred and the

Lender will not thereafter be entitled to make any such declaration as mentioned above in respect of such Event of Default or Potential Event of Default.


                    ARTICLE 14 GOVERNING LAW AND JURISDICTION

SECTION 14.1 GOVERNING LAW

The Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.


SECTION 14.2 JURISDICTION

(a) The Borrower agrees that any legal action or proceeding arising out of or relating to the Agreement may be brought by the Lender in the courts of the State of New York in the County of New York or in the District Court of the United States for the Southern District of New York and, by executing and delivery of the Agreement, the Borrower for itself and in respect of its property hereby irrevocably, generally and unconditionally accepts and submits to the non-exclusive jurisdiction of such courts in respect of any such action or proceeding.

(b) The foregoing provisions of this Section shall not limit the right of the Lender to bring any such action or proceeding in Indonesia or in any other court of appropriate jurisdiction.

(c) The Borrower hereby irrevocably:

(i) waives any objection which it may have at any time to the laying of venue of any legal action or proceedings brought in any such court;

(ii) waives and agrees not to plead or claim in any such court that such legal action or proceedings have been brought in an inconvenient forum; and

(iii) further waives the right to object with respect to any such legal action or proceeding that such courts do not have jurisdiction over such party.

(d) Both the Borrower and the Lender hereby waive, to the fullest extent permitted by law, any and all rights to trial by a jury in any legal action or proceeding arising out of or relating to the Agreement or the transactions contemplated hereby.


SECTION 14.3 SERVICE OF PROCESS AND ACKNOWLEDGEMENT

The Borrower irrevocably appoints (Name and Address of the Process Agent) as its agent to receive for and on its behalf and in respect for its property service of legal process, summons, notices and documents which may be served in any action or proceeding brought in the State of New York, in state or federal court, with respect to the Agreement and agrees that the failure of such agent to give any advice or notice of any such service of process to the Borrower shall not impair or affect the validity of such service or of any judgment based thereon. So long as the Borrower has any obligation under the Agreement, the Borrower shall maintain a duly appointed agent for the service of process and if it fails to maintain such an agent, any such process may be served by mailing a copy thereof by registered, postage prepaid mail addressed to the Borrower.

Nothing herein provided shall affect the right of the Lender giving service of process to the Borrower in any other manner permitted by applicable law.


SECTION 14.4 WAIVER OF IMMUNITY

The Borrower irrevocably waives, to the fullest extent permitted by applicable law, all immunity to which it or its property may be or become entitled, whether on the basis of sovereignty or otherwise, from suit, judgment, service of process upon it or its agent, set-off, attachment (whether before or after judgment), execution or other legal process in any action or proceeding arising out of or relating to the Agreement or any transaction contemplated hereunder. The Borrower hereby consents generally to the giving of any relief or the issue of any process in connection with any such action or proceedings, including, but not limited to, enforcement or execution against any of its property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

                            ARTICLE 15 MISCELLANEOUS

SECTION 15.1 ENTIRE AGREEMENT; AMENDMENT

The Agreement constitutes the entire obligation of the parties hereto and supersedes any prior expressions of intent or understandings with respect to this transaction. Any amendment, modification or supplement of the Agreement shall be in writing and shall be signed by duly authorized representatives of both parties hereto.


SECTION 15.2 NO WAIVER AND CUMULATIVE RIGHTS

No failure or delay on the part of the Lender to exercise any of rights provided for in the Agreement shall constitute a waiver of such right nor shall any single or partial exercise of any such right preclude any further exercise thereof. No waiver by the Lender hereunder shall be effective unless it is in writing. The rights and remedies provided for in the Agreement are cumulative and not exclusive of any other rights or remedies which the Lender may otherwise have.


SECTION 15.3 DISCLAIMER

(a) The Lender shall not be responsible in any way for the performance of the Contract by the parties thereto, and shall have no obligation to intervene in any dispute arising out of the Contract.

(b) The obligation of the Borrower under the Agreement are absolute, unconditional, and irrevocable obligations of the Borrower and are not in any way conditional or dependent upon any performance whatsoever by any Person of any other obligations. Any claim that the Borrower may have against the Supplier or any other Person with respect to the performance of the Contract or any other agreement shall not affect or impair the obligations of the Borrower under the Agreement.

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

SECTION 15.4 ASSIGNMENT

The Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns, provided that the Borrower may not assign or transfer any of its rights or obligations under the Agreement or the Note in any manner whatsoever without the prior written consent of the Lender. The Lender may assign or transfer, with prior notice to the Borrower, all or any portion of the Loan and its rights, benefits and obligations under the Agreement or the Note, provided, however, that the Lender shall not assign the Note without accompanying an assignment of the corresponding rights under the Agreement.


SECTION 15.5 COMMUNICATIONS

(a) Except as otherwise expressly provided in the Agreement, all notices, requests, demands or other communications hereunder and any other documents required to be delivered hereunder shall be in writing and shall be delivered by hand or sent by air mail (including by internationally recognized courier services) or by telex or facsimile and shall be deemed delivered:

(i)   if delivered by hand, upon delivery;

(ii)  if sent by air mail, the tenth (10th) day after the date of mailing;

(iii) if sent by telex when appropriate answerback code is duly received by the sender thereof; and

(iv)  if sent by facsimile, when duly received by the recipient.

(b) The mailing address and telex and facsimile numbers of the Lender and the Borrower shall be as follows (or such other address or numbers as either party from time to time notify the other party in writing):

(i) For the Lender

     The Export-Import Bank of Korea
     16-1, Yoido-dong, Youngdungpo-gu
     Seoul, 150-010 Korea

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

     Attention: Export Credit Group
     Tel. No.: 822-3779-6415
     Facsimile No.: 822-3779-6748

(ii) For the Borrower

     Perusahaan Perseroan (Persero)
     PT. Telekomunikasi Indonesia, Tbk
     Jalan Japati No. 1,
     Bandung 40133, Indonesia

     Attention: Guntur Siregar - Director of Finance/CFO
     Tel. No.: 62 21 5209824
     Facsimile No.: 62 21 5209834

(c) All notices, requests, demands or other communications hereunder and any other documents required to be delivered hereunder shall be in the English language or accompanied by a certified translation thereof into the English language.


SECTION 15.6 ACCOUNTS

Except otherwise expressly provided in the Agreement, accounts maintained by the Lender in connection with the Agreement, if any, are prima facie evidence of the matters to which they relate.

SECTION 15.7 DISCLOSURE

The Lender may disclose such documents, information and records regarding the Borrower, and the Agreement as the Lender deems appropriate in connection with any dispute involving the Borrower for the purpose of preserving or enforcing any of the Lender's rights under the Agreement or the Note or collecting any amount owing to the Lender or in connection with any proposed assignment contemplated in Section 15.4.

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

SECTION 15.8 SEVERABILITY

If any one or more of the provisions of the Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein or therein in such jurisdiction and the validity, legality and enforceability of such invalid, illegal or unenforceable provisions in any other jurisdiction shall not in any way be affected or impaired thereby.


SECTION 15.9 COUNTERPARTS

The Agreement may be executed in any number of counterparts. Any single counterpart or a set of counterparts signed, in either case, by both parties hereto shall constitute a full and original agreement for all purposes.


SECTION 15.10 INTERPRETATION

No provision of the Agreement shall be interpreted for or against any party herein by reason that said party or its legal representative drafted all or any portion hereof.

IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be executed and delivered by their respective duly authorized representatives as of the date and year first above written.

For and on behalf of                            For and on behalf of

PERUSAHAAN PERSEROAN (PERSERO)                  THE EXPORT-IMPORT BANK OF KOREA
PT. TELEKOMUNIKASI INDONESIA, TBK

By     /s/ Kristiono                            By     /s/ Young-Hoi Lee
       --------------------------               -------------------------------
Name:  KRISTIONO                                Name:  Young-Hoi LEE
Title: President Director                       Title: Chairman & President

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